Aoxin Tianli Group, Inc. Reports Second Quarter 2015 Results

WUHAN CITY, China, August 12, 2015 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming, manufacture and marketing of electro-hydraulic servo-valves, and the development of optical fiber hardware and software solutions, today announced its financial results for the second quarter ended June 30, 2015.

“Thanks to a strong recovery in pork prices and an increase in sales volume for our retail specialty black hog pork products, we delivered another solid quarter, with revenues growing 32% Y/Y to $10.64 million and gross margin improving both Y/Y and sequentially to 23.3%”, said Mr. Ping Wang, Chairman and Chief Executive Officer of Aoxin Tianli Group, Inc. “With the uptick in pork prices continuing into the third quarter and retail sales remaining strong, we are in a good position in the near term.”

Mr. Wang continued, “As a further slowdown in China’s economy during the second quarter started to take a toll on our emerging businesses, we remain confident in the long-term prospects of our servo and security & protection businesses. Additionally, the recent Chinese stock market turmoil has made it difficult for us to have any success on the acquisition front so far this year. However, we remain steadfast in our pursuit of growth and diversification through strategic acquisitions and investments under the guidance of the New Strategic Development Plan that we adopted last July and ask our investors and supporters to bear with us."

Second Quarter 2015 Financial Results:

	For the Three Months Ended June 30,
($ thousands, except per share data)	2015	2014	% Change
Revenues	$10,636	$8,075	31.7%
Hog farming	9,547	7,893	21.0%
Retail	305	182	67.2%
Servo	535	-	NM
Security & protection	249	-	NM
Gross margin	23.3%	7.7%	15.6%
Operating (loss) margin	8.9%	-4.1%	NM
Net income for common shareholders	919	560	64.3%
Earnings per share	0.03	0.03	-2.6%

Revenues

Revenues for the second quarter of 2015 increased by $2.56 million, or approximately 31.7%, to $10.64 million from $8.07 million for the same period of last year, thanks to the favorable hog pricing environment, increased retail sales volume, and solid contributions from the newly acquired servo and security & protection businesses that contributed $0.78 million, or 7.4% of total revenues.

	For the Three Months Ended June 30,
	2015			2014
	No. of Hogs	Average	Sales	No. of Hogs	Average	Sales
	Sold	Price/Hog ($)	($ thousands)	Sold	Price/Hog ($)	($ thousands)
Breeder hogs- regular hogs	7,191	$271	$1,949	6,938	$251	$1,742
Market hogs- regular hogs	20,656	206	4,259	20,213	168	3,401
Market hogs- black hogs	13,123	254	3,340	13,155	209	2,750
Total Hog Farming	40,970	233	9,547	40,306	196	7,893

		Average	Sales		Average	Sales
	Kilogram	Price/kg ($)	($ thousands)	Kilogram	Price/kg ($)	($ thousands)
Retail- specialty black hog pork products	67,155	$5	$305	39,568	$5	$182

Revenues for the second quarter of 2015 from hog farming, which include sales of regular breeder hogs, regular market hogs, and black hogs, increased by $1.65 million, or 21.0%, to $9.55 million for the second quarter of 2015 from $7.89 million for the same period of last year. The Company sold a total of 40,970 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $233 per hog during the second quarter of 2015, compared to 40,306 hogs sold and a blended average selling price of $196 per hog for the same period of last year.

Revenues for the second quarter of 2015 from regular breeder hog sales increased by 11.9% to $1.95 million with the number of regular breeder hogs sold increasing by 3.6% to 7,191 hogs and the average selling price of regular breeder hogs increasing by 8% to $271 per hog. Revenues for the second quarter of 2015 from regular market hog sales increased by 25.2% to $4.26 million as the number of regular market hogs sold increased by 2.2% to 20,656 hogs and the average selling price of regular market hogs increased by 22.6% to $206 per hog. Revenues for the second quarter of 2015 from black market hogs increased by 21.5% to $3.34 million with the number of black hogs sold decreasing slightly to 13,123 hogs and the average selling price of black hogs increasing by 21.5% to $254 per hog.

We sold 67,155 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $0.31 million for the second quarter of 2015. This compared to 39,568 kilograms sold at approximately $5 per kilogram and revenues of $0.18 million for the same period of last year. This growth, combined with the sales of black market hogs, led to $3.64 million in revenues from our black hog program.

Revenues from our servo business was $0.54 million, including $0.38 million from selling electro-hydraulic servo devices and relevant components and $0.16 million from providing maintenance services to customers, and accounted for 5.0% of total revenues for the second quarter of 2015.

Revenues from our security & protection business was $0.25 million, including $0.19 million from selling optical fiber invasion alarm systems and $0.06 million from selling education devices and providing relevant technical support and accounted for 2.4% of total revenues for the second quarter of 2015.

Gross profit

Cost of goods sold increased by $0.70 million, or 9.4%, to $8.16 million for the second quarter of 2015 from $7.45 million for the same period of last year. Cost of goods sold related to hog farming, retail, servo and security & protection were $7.59 million, $0.23 million, $0.23 million and $0.10 million, respectively, for the second quarter of 2015, compared to $7.28 million, $0.18 million for hog farming and retail, respectively, for the same period of last year. Overall gross profit increased by $1.86 million, or 299.5%, to $2.48 million for the second quarter of 2015 from $0.62 million for the same period of last year. Gross profit for the second quarter of 2015 for hog farming, retail, servo and security & protection were $1.96 million, $0.08 million, $0.30 million, and $0.15 million, respectively.

Overall gross margin was 23.3%, with gross margins for hog farming, retail, servo and security & protection segments 21%, 25%, 56% and 58%, respectively, for the second quarter of 2015. This compared to overall gross margin of 7.7%, and gross margins for hog farming and retail of 8% and 3%, respectively, for the same period of last year.

Operating profit

Total operating expenses, including general and administrative expenses and selling and marketing expenses, increased by $0.59 million, or 61.6%, to $1.54 million for the second quarter of 2015 from $0.95 million for the same period of last year. The increase was primarily the result of our new operating segments which incurred expenses of $0.14 million for our servo business and $0.21 million for our security & protection business, as well as a non-cash stock based compensation expenses of $0.14 million.

Operating income for the second quarter of 2015 was $0.94 million, compared to operating loss of $0.33 million for the same period of last year. Operating profit margin for the second quarter of 2015 was 8.9%, compared to operating loss margin of 4.1% for the same period of last year.

Net income

As a result of the foregoing, net income for the second quarter of 2015 was $0.92 million, compared to $0.56 million for the same period of last year. After the deduction of non-controlling interests, net income attributable to common shareholders for the second quarter of 2015 was $0.92 million, or $0.03 per diluted share. This compared to net income attributable to common shareholders of $0.56 million, $0.03 per diluted share, for the same period of last year.

Six Months Ended June 30, 2015 Financial Results:

	For the Six Months Ended June 30,
($ thousands, except per share data)	2015	2014	% Change
Revenues	$21,986	$17,761	23.8%
Hog farming	18,639	17,132	8.8%
Retail	801	630	27.3%
Servo	1,754	-	NM
Security & protection	792	-	NM
Gross margin	21.5%	11.6%	9.9%
Operating margin	3.9%	0.3%	3.6%
Net income for common shareholders	679	957	-29.0%
Earnings per share	0.02	0.06	-66.7%

Revenues

Revenues for the six months ended June 30, 2015 increased by $4.22 million, or approximately 23.8%, to $21.99 million from $17.76 million for the same period of last year. This increase was mainly driven by the favorable hog pricing environment during the second quarter of 2015, increased sales volume of specialty black hog pork products through retail, and solid contributions from the newly acquired servo and security & protection businesses that contributed $2.55 million, or 11.6% of total revenues.

	For the Six Months Ended June 30,
	2015			2014
	No. of Hogs	Average	Sales	No. of Hogs	Average	Sales
	Sold	Price/Hog ($)	($ thousands)	Sold	Price/Hog ($)	($ thousands)
Breeder hogs- regular hogs	14,374	$267	$3,836	14,007	$266	$3,731
Market hogs- regular hogs	41,999	194	8,160	42,796	186	7,981
Market hogs- black hogs	28,392	234	6,642	24,855	218	5,420
Total Hog Farming	84,765	220	18,639	81,658	210	17,132

		Average	Sales		Average	Sales
	Kilogram	Price/kg ($)	($ thousands)	Kilograms	Price/kg ($)	($ thousands)
Retail- specialty black hog pork products	182,087	$4	$801	129,052	$5	$630

Revenues for the six months ended June 30, 2015 from hog farming, which include sales of regular breeder hogs, regular market hogs, and black hogs, increased by $1.51 million, or 8.8%, to $18.64 million for the six months ended June 30, 2015 from $17.13 million for the same period of last year. The Company sold a total of 84,765 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $220 per hog for the six months ended June 30, 2015, compared to 81,658 hogs sold and a blended average selling price of $210 per hog for the same period of last year.

Revenues for the six months ended June 30, 2015 from regular breeder hog sales increased by 2.8% to $3.84 million with the number of regular breeder hogs sold increasing by 2.6% to 14,374 hogs and the average selling price of regular breeder hogs increasing by 0.4% to $267 per hog. Revenues for the six months ended June 30, 2015 from regular market hog sales increased by 2.2% to $8.16 million as the number of regular market hogs sold decreased by 1.9% to 41,999 hogs while the average selling price of regular market hogs increased by 4.3% to $194 per hog. Revenues for the six months ended June 30, 2015 from black market hogs increased by 22.6% to $6.64 million with the number of black hogs sold increasing 14.2% to 28,392 hogs and the average selling price of black hogs increasing by 7.3% to $234 per hog.

We sold 182,087 kilograms of specialty black hog pork products through retail at approximately $4 per kilogram, generating revenues of $0.80 million for the six months ended June 30, 2015. This compared to 129,052 kilograms sold at approximately $5 per kilogram and revenues of $0.63 million for the same period of last year. This growth, combined with the sales of black market hogs, led to $7.44 million in revenues from our black hog program.

Revenues from our servo business was $1.75 million, including $1.39 million from selling electro-hydraulic servo devices and relevant components and $0.37 million from providing maintenance services to customers, and accounted for 8.0% of total revenues for the six months ended June 30, 2015.

Revenues from our security & protection business was $0.79 million, including $0.37 million from selling optical fiber invasion alarm systems and $0.42 million from selling education devices and providing relevant technical support, and accounted for 3.6% of total revenues for the six months ended June 30, 2015.

Gross profit

Cost of goods sold increased by $1.55 million, or 9.9%, to $17.25 million for the six months ended June 30, 2015 from $15.71 million for the same period of last year. Cost of goods sold related to hog farming, retail, servo and security & protection were $15.25 million, $0.61 million, $1.02 million and $0.37 million, respectively, for the six months ended June 30, 2015, compared to $15.29 million, $0.42 million for hog farming and retail, respectively, for the same period of last year. Overall gross profit increased by $2.68 million, or 130.5%, to $4.73 million for the six months ended June 30, 2015 from $2.05 million for the same period of last year. Gross profit for the six months ended June 30, 2015 for hog farming, retail, servo and security & protection were $3.39 million, $0.19 million, $0.73 million, and $0.42 million, respectively.

Overall gross margin was 21.5%, with gross margins for hog farming, retail, servo and security & protection segments 18%, 24%, 42% and 53%, respectively, for the six months ended June 30, 2015. This compared to overall gross margin of 11.6%, and gross margins for hog farming and retail of 11% and 33%, respectively, for the same period of last year.

Operating profit

Total operating expenses, including general and administrative expenses and selling and marketing expenses, increased by $1.86 million, or 92.8%, to $3.87 million for the six months ended June 30, 2015 from $2.01 million for the same period of last year. The increase was primarily the result of our new operating segments which incurred expenses of $0.3 million for our servo business and $0.7 million for our security & protection business, as well as non-cash stock based compensation expenses of $0.74 million.

Operating income for the six months ended June 30, 2015 was $0.86 million, compared to $0.04 million for the same period of last year. Operating margin for the six months ended June 30, 2015 was 3.9%, compared to 0.3% for the same period of last year.

Net income

As a result of the foregoing, net income for the six months ended June 30, 2015 was $0.71 million, compared to $0.83 million for the same period of last year. After the deduction of non-controlling interests, net income attributable to common shareholders for the six months ended June 30, 2015 was $0.68 million, or $0.02 per diluted share. This compared to net income attributable to common shareholders of $0.96 million, $0.06 per diluted share, for the same period of last year.

Financial Condition

As of June 30, 2015, the Company had cash and cash equivalents of $46.81 million. Working capital as of June 30, 2015 was $53.90 million as compared to $47.52 million at December 31, 2014. Net cash provided by operating activities in the six months ended June 30, 2015 was $9.11 million, compared to $5.79 million for the same period of last year. Net cash provided by investing activities was $1.62 million for the six months ended June 30, 2015, compared to net cash used in investing activities of $1.09 million for the same period of last year. Net cash used in financing activities was $3.47 million for the six months ended June 30, 2015, compared to net cash provided by financing activities of $16.33 million for the same period of last year.

Company Update

On August 11, 2015, the Company entered into a hog farm sales agreement to sell two of its hog farms, including Farm 2 located in Nanyan Village, Hubei Province, with annual capacity of 10,000 hogs and Farm 3 located in Qunyi Village, Hubei Province, with annual capacity of 10,000 hogs, to Wuhan City Tianjian Agricultural Development Co., Ltd. for a total consideration of RMB 7.5 million (approximately $1.23 million).

Earnings Conference Call

Aoxin Tianli will host an earnings conference call and live webcast covering its second quarter 2015 financial results at 8:00 a.m. EDT on August 13, 2015, which is 8:00 p.m. in Beijing on August 13, 2015. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "AoxinTianli / ABAC".

Conference Call
Date:	Thursday, August 13, 2015
Time:	8:00 am EDT, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	Aoxin Tianli / ABAC
Webcast Link:	http://services.choruscall.com/links/abac150813

For those unable to participate, an audio replay of the presentation will be available beginning approximately one hour after the end of the live call through August 28, 2015. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10070892.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with businesses in hog farming, manufacturing and marketing of electro-hydraulic servo-valves, and the development of optical fiber hardware and software solutions. Under a New Strategic Development Plan adopted in July 2014, the Company plans to continue to diversify through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new materials and new energy products, electromechanics and healthcare devices. The Company is headquartered in Wuhan City, Hubei Province.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$46,806,712	$39,123,869
Notes receivable	4,927	16,291
Accounts receivable, net	1,334,076	2,237,794
Accounts receivable - related party	-	19,875
Inventories	9,103,209	11,015,763
Advances to suppliers	4,459,508	1,051,259
Prepaid expenses	72,057	238,875
Other receivables, net	586,194	241,666
Loan receivable - related party	-	1,629,062
Due from related party	80,194	78,195
Restricted cash	3,284,719	-
Assets held for sale	2,054,517	-
Total Current Assets	67,786,113	55,652,649

Long-term prepaid expenses, net	3,523,509	2,832,996
Plant and equipment, net	33,235,790	36,525,169
Construction in progress	715,924	710,128
Biological assets, net	1,591,889	2,036,823
Intangible assets, net	5,537,600	5,795,759

Total Assets	$112,390,825	$103,553,524

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$2,430,693	$2,411,012
Bank acceptance notes payable	6,569,439	-
Accounts payable and accrued payables	1,058,203	1,506,703
Advances from customers	143,937	83,304
Advances from customers - related party	60,597	58,451
Deferred income	344,298	260,058
Special payables	183,978	182,488
Other payables	2,740,503	2,991,109
Other payable - related party	129,868	180,457
Due to related party	228,279	455,232
Total Current Liabilities	13,889,795	8,128,814

Stockholders' Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized, 33,203,000 shares issued and 33,183,000 shares outstanding as of June 30, 2015 and 32,373,000 shares issued and outstanding as of
December 31, 2014)	33,183	32,373
Additional paid in capital	64,455,074	63,022,184
Statutory surplus reserves	2,565,542	2,532,813
Retained earnings	24,752,194	24,105,472
Accumulated other comprehensive income	5,030,420	4,079,896
Stockholders' Equity - Aoxin Tianli Group Inc. and Subsidiaries	96,836,413	93,772,738
Noncontrolling interest	1,664,617	1,651,972
Total Stockholders' Equity	98,501,030	95,424,710
Total Liabilities and Stockholders' Equity	$112,390,825	$103,553,524

See accompanying notes to unaudited consolidated financial statements

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$10,635,970	$8,074,894	$21,959,893	$17,761,223
Revenues - related party	-	-	25,913	-
	10,635,970	8,074,894	21,985,806	17,761,223
Cost of goods sold	8,155,470	7,453,933	17,254,965	15,708,444
Gross profit	2,480,500	620,961	4,730,841	2,052,779

Operating expenses:
General and administrative expenses	1,280,470	844,398	3,344,268	1,617,809
Selling expenses	258,562	107,731	527,036	390,498
Total operating expenses	1,539,032	952,129	3,871,304	2,008,307

Income (loss) from operations	941,468	(331,168)	859,537	44,472

Other income (expense):
Interest expense	(16,869)	(139,139)	(7,566)	(228,815)
Subsidy income	-	19,545	-	19,545
Relocation compensation from Farm 8 shutdown	-	988,021	-	988,021
Other income, net	1,158	22,388	(55,607)	7,149
Total other income (expense)	(15,711)	890,815	(63,173)	785,900

Income before income taxes	925,757	559,647	796,364	830,372

Income taxes	1,700	-	88,819	-
Net income	924,057	559,647	707,545	830,372
Net loss (income) attributable to noncontrolling interest	(4,655)	-	(28,094)	127,017
Net income attributable to Aoxin Tianli Group Inc. common stockholders	919,402	559,647	679,451	957,389

Other comprehensive income:
Unrealized foreign currency translation adjustment	386,460	127,876	950,524	(237,492)

Comprehensive income	$1,305,862	$687,523	$1,629,975	$719,897

Earnings per share attributable to Aoxin Tianli Group Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	33,183,000	19,664,000	32,643,000	16,814,000

Continuing operations - Basic & diluted	$0.03	$0.03	$0.02	$0.06
Discontinued operations - Basic & diluted	$-	$-	$-	$-

See accompanying notes to unaudited consolidated financial statements

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$707,545	$830,372
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,985,497	1,746,285
Amortization of prepaid expenses	145,314	171,990
Amortization of long-term prepaid expenses	843,164	45,261
Provision for doubtful accounts	121,072	28,955
Loss from farm shutdown	12,063	-
Loss from disposal of biological assets	157,516	-
Changes in operating assets and liabilities:
Notes receivable	11,451	-
Accounts receivable	923,233	77,884
Accounts receivable - related party	19,958	-
Inventories	4,199,062	1,835,497
Advances to suppliers	830,513	274,677
Prepaid expenses	(54,829)	(50,702)
Other receivables	(344,793)	808,897
Long-term prepaid expenses	-	(87,952)
Accounts payable and accrued payables	(458,990)	56,093
Advances from customers	59,718	-
Advances from customers - related party	1,663	-
Deferred income	81,796	-
Other payables	(83,445)	57,617
Other payables - related party	(51,858)	-
Total adjustments	8,398,105	4,964,502
Net cash provided by operating activities	9,105,650	5,794,874

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of noncontrolling interest	-	(1,083,100)
Proceeds from collection of loan receivable from related party	1,635,912	-
Purchase of biological assets	(589)	-
Purchase of plant and equipment	(11,150)	(6,271)
Net cash used in investing activities	1,624,173	(1,089,371)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase at restricted cash	(3,271,823)	-
Proceeds from capital contribution	-	15,560,000
Due to (from) related party	(199,700)	(79,128)
Repayment of short-term loans	(1,635,912)	(781,797)
Proceeds from short-term loans	1,635,912	1,628,744
Net cash provided by financing activities	(3,471,523)	16,327,819

EFFECT OF EXCHANGE RATE CHANGES ON CASH	424,543	(1,504)

NET INCREASE IN CASH	7,682,843	21,031,818

CASH, BEGINNING OF PERIOD	39,123,869	10,087,694

CASH, END OF PERIOD	$46,806,712	$31,119,512

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$82,520	$307,690
Income tax paid	$88,819	$-

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Prepayments for raw material purchases made with bank acceptance notes	$6,543,646	$-
Shares issued to employees	$1,433,700	$-

See accompanying notes to unaudited consolidated financial statements